Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Kyle Bland Navigant Investor Relations 312.573.5624 kyle.bland@navigant.com	Belia Ortega Navigant Corporate Communications 312.583.2640 belia.ortega@navigant.com

NAVIGANT REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

CHICAGO, May 2, 2018 – Navigant (NYSE: NCI) today reported financial results for the quarter ended March 31, 2018.

First quarter 2018 financial summary:

•	Revenues and revenues before reimbursements (RBR) of $264.5 million and $243.9 million, respectively were both up 3% compared to first quarter 2017
•	Net income was $11.9 million, or $0.25 per share, compared to $11.1 million, or $0.23 per share, for first quarter 2017
•	Adjusted Earnings per Share (EPS) of $0.30 increased $0.03 compared to first quarter 2017
•	Repurchased $11.4 million of common stock in the quarter, significantly higher than the $5.0 million repurchased in the prior year period
•	Management affirms previously provided 2018 financial guidance targets

“We are pleased with our first quarter results which reflect improving trends in several areas of our business,” said Julie Howard, chairman and CEO of Navigant. “In the quarter, our DFLT and Energy segments produced solid year-over-year and sequential RBR improvements.  We also realized strong growth in our Financial Services Advisory and Compliance segment.  In each of these three segments, revenue improvement translated to margin gains in the period. In Healthcare, as expected, performance for the segment was down in the quarter, however, we see early signs of demand recovery for strategic, provider-related engagements. Additionally, we are excited about future growth opportunities related to our recently announced joint venture with Baptist Health South Florida. All-in-all, after the solid start to the year, we remain well positioned to achieve our full-year 2018 guidance targets.”

CONSOLIDATED RESULTS

	The quarter ended March 31,
(Dollars in millions, excluding per share data)	2018	2017	Increase / (Decrease)
Revenue	$264.5	$257.8	$6.7
RBR	$243.9	$236.2	$7.7
Net Income	$11.9	$11.1	$0.8
Adjusted EBITDA (1)	$29.9	$31.5	$(1.6)
Adjusted Net Income per Share (1)	$0.30	$0.27	$0.03
(1) See definition and reconciliation of non-GAAP measures elsewhere in this release.

Navigant reported first quarter 2018 revenues and RBR of $264.5 million and $243.9 million, respectively, up 3% compared to the first quarter 2017 reflecting higher revenue in three of the Company’s four segments.  On an organic, exchange rate neutral basis, RBR growth for the quarter was up 2% compared to the first quarter 2017.

First quarter 2018 Adjusted EBITDA was $29.9 million, down $1.6 million from the same prior year period as lower margins in the Healthcare segment and higher bad debt expense, due to receivable aging and client specific reserves in the current year period and the absence of bad debt expense in the prior year period, contributed to decreased performance.  When excluding bad debt, general and administrative cost as a percent of RBR were 16.9%, a 70bps improvement compared to the first quarter 2017.

First quarter 2018 net income of $11.9 million was up $0.8 million compared to first quarter 2017 as the operating performance discussed above was more than offset by lower depreciation and amortization expense, as well as lower taxes due to the impact of the 2017 Tax Cuts and Jobs Act in the current year period.  GAAP EPS and Adjusted EPS were $0.25 and $0.30, respectively, for first quarter 2018, $0.02 and $0.03 higher, respectively, than the prior year period.

CASH FLOW AND BALANCE SHEET

First quarter 2018 net cash used in operating activities was $34.8 million compared to a use of $23.0 million for first quarter 2017 driven primarily by higher accounts receivable in the current year period.  Days Sales Outstanding on March 31, 2018 was 91 days, a 6-day increase compared to December 31, 2017, driven by slower collections.  Free Cash Flow, which as defined excludes working capital, increased to $20.1 million for first quarter 2018 compared to $13.3 million for the same period in 2017, primarily due to lower capital expenditures in the current year period.

Bank debt outstanding on March. 31, 2018 was $184.3 million, up $6.0 million compared to $178.3 million outstanding on March 31, 2017.  Leverage (bank debt divided by trailing twelve month Adjusted EBITDA) was 1.48 times at March 31, 2018.

Navigant continued executing its share repurchase program with an additional 569 thousand shares of common stock repurchased during the first quarter 2018 at an aggregate cost of $11.4 million and an average price of $19.95 per share.  As of March 31, 2018, the company had $52.3 million remaining under its stock repurchase authorization which expires on December 31, 2019.

FIRST QUARTER 2018 SEGMENT RESULTS

	The quarter ended March 31,
(Dollars in millions, numbers may not foot due to rounding)	2018	2017	Increase / (Decrease)
RBR
Healthcare	$90.1	$94.0	$(3.9)
Energy	33.7	32.5	1.2
Financial Services Advisory and Compliance	41.4	32.9	8.5
Disputes, Forensics, and Legal Technology	78.6	76.8	1.8
Total Company	$243.9	$236.2	$7.7
Total Revenues
Healthcare	$98.7	$103.0	$(4.3)
Energy	37.6	37.7	(0.1)
Financial Services Advisory and Compliance	45.6	36.9	8.7
Disputes, Forensics, and Legal Technology	82.6	80.2	2.4
Total Company	$264.5	$257.8	$6.7
Segment Operating Profit
Healthcare	$20.4	$28.5	$(8.1)
Energy	10.7	8.9	1.8
Financial Services Advisory and Compliance	16.0	11.6	4.4
Disputes, Forensics, and Legal Technology	27.9	25.5	2.4
Total Company	$75.1	$74.4	$0.7
Segment Operating Margin (% of RBR)
Healthcare	22.6%	30.3%	-7.7%
Energy	31.8%	27.3%	4.5%
Financial Services Advisory and Compliance	38.7%	35.3%	3.4%
Disputes, Forensics, and Legal Technology	35.5%	33.2%	2.3%
Total Company	30.8%	31.5%	-0.7%

Healthcare segment RBR of $90.1 million decreased 4%, or 6% on an organic basis, for first quarter 2018 compared to the same prior year period. Consistent with 2017 and as anticipated, the demand environment for certain of our consulting services remained depressed and impacted revenue performance in the quarter. Segment operating profit of $20.4 million declined $8.1 million in first quarter 2018 compared to the first quarter 2017 as lower revenue, higher strategic development costs, increased headcount in managed services, as well as the maintenance of resources in consulting, in anticipation of improving demand for the remainder of 2018, contributed to the decline.  Additionally, headcount reductions taken in the quarter to better position the segment for improved performance going forward increased severance expense in the current year period.

Energy segment RBR for first quarter 2018 of $33.7 million increased 4% compared to first quarter 2017 and was up 10% sequentially.  Improving demand from commercial client engagements for services such as grid modernization and distributed energy resource planning helped drive the revenue improvement. Segment operating profit for the quarter was up 21% compared to the first quarter 2017 due to increased revenue and lower headcount driven by 2017 cost management actions.

Financial Services Advisory and Compliance segment RBR finished at $41.4 million, up 26% compared to first quarter 2017. Strong growth across the segment was driven by increased activity in financial crime, sanctions, and operational efficiency engagements across a number of our largest clients.  Segment operating profit increased 38% as revenue performance more than offset increased headcount and higher incentive compensation costs.

Disputes, Forensics, and Legal Technology segment RBR for first quarter 2018 of $78.6 million was up 2% compared to first quarter 2017 and increased 11% sequentially.  The quarter benefited from continued demand for cyber security services, as well a robust market for commercial disputes expertise, particularly in construction, healthcare and intellectual property related matters. Lower mass tort claim volume in the current year period partially offset robust performance elsewhere in the segment. Segment operating profit for first quarter 2018 was up 10% compared to the first quarter 2017 driven primarily by higher revenue.

2018 OUTLOOK

Management affirms full year 2018 financial outlook as originally communicated on February 20, 2018:

•	Total revenues estimated to be between $1.030 billion and $1.065 billion
•	RBR expected to range between $940 million and $975 million
•	Adjusted EBITDA expected to range between $125 million and $137 million
•	Adjusted EPS estimated to be between $1.26 and $1.44
•	Capital expenditures estimated to be approximately $25 million
•	Free Cash Flow expected to range between $75 million and $90 million

NON-GAAP FINANCIAL INFORMATION

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Navigant has provided guidance regarding Adjusted EBITDA and Adjusted Earnings Per Share, both of which exclude the impact of severance expense and other operating costs (benefit), as applicable.  Navigant is not able to accurately forecast the excluded items at the level of precision that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

CONFERENCE CALL DETAILS

Navigant will host a conference call to discuss the company’s first quarter 2018 results at 10 a.m. Eastern Time (9 a.m. Central Time) on Wed., May 2, 2018. The conference call may be accessed via the Navigant website (investors.navigant.com) or by dialing 888.455.9733 (630.395.0358 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. A report of financial and related supplemental information is also available via the Navigant website.

DEFINITIONS

•

Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share (EPS) Adjusted EBITDA is EBITDA – earnings from continuing operations before interest, taxes, depreciation, and amortization – excluding the impact of severance expense and other operating costs (benefit), as applicable. Adjusted Net Income and Adjusted Earnings per Share exclude the net income and per share net income impact of severance expense, other operating costs (benefit), and the benefit recognized in the fourth quarter 2017 related to the 2017 Tax Cuts and Jobs Act, as applicable. Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these non-GAAP financial measures provide investors with enhanced comparability of Navigant’s results of operations across periods.

•

Free Cash Flow is calculated as net cash provided by (used in) operations excluding the change in asset, liabilities and allowance for doubtful accounts less cash payment for property, equipment and deferred acquisition liabilities. Free Cash Flow does not represent cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that Free Cash Flow provides investors with an indicator of cash available for on-going business operations and long-term value creation.

ABOUT NAVIGANT

Navigant Consulting, Inc. (NYSE: NCI) (“the Company”) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage, and/or protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, the firm primarily serves clients in the healthcare, energy, and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “may,” “could,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions.  These statements are based upon management’s current expectations and speak only as of the date of this press release.  The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the execution of the Company’s long-term growth objectives and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; operational risks associated with new or expanded service areas, including business process management services; impairments; changes in accounting standards or tax rates, laws or regulations; management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements and the Company’s ability to attract new business; brand equity; competition; accurate pricing of engagements, particularly fixed fee and multi-year engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; government contracting; professional liability; information security; the adequacy of our business, financial and information systems and technology; maintenance of effective internal controls; potential legislative and regulatory changes; continued and sufficient access to capital; compliance with covenants in our credit agreement; interest rate risk; and market and general economic and political conditions.  Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at investors.navigant.com.  The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

###

Exhibit 99.1

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data(1))

(Unaudited)

	For the quarter ended
	March 31,
	2018	2017
Revenues:
Revenues before reimbursements	$243,879	$236,211
Reimbursements	20,641	21,626
Total revenues	264,520	257,837
Cost of services before reimbursable expenses	171,406	165,052
Reimbursable expenses	20,641	21,626
Total cost of services	192,047	186,678
General and administrative expenses	44,362	41,484
Depreciation expense	6,845	7,473
Amortization expense	1,856	2,319
Other operating costs:
Contingent acquisition liability adjustments, net	-	1,199
Other costs	983	107
Operating income	18,427	18,577
Interest expense	1,316	1,069
Interest income	(119)	(31)
Other expense (income), net	390	(217)
Income before income tax expense	16,840	17,756
Income tax expense	4,987	6,660
Net income	$11,853	$11,096

Basic per share data
Net income	$0.26	$0.24
Shares used in computing basic per share data	45,120	46,932

Diluted per share data
Net income	$0.25	$0.23
Shares used in computing diluted per share data	46,834	48,969

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	March 31,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,646	$8,449
Accounts receivable, net and contract assets	288,744	267,841
Prepaid expenses and other current assets	33,616	32,921
Total current assets	329,006	309,211
Non-current assets:
Property and equipment, net	87,921	89,169
Intangible assets, net	19,247	21,053
Goodwill	638,953	637,287
Other assets	23,210	23,544
Total assets	$1,098,337	$1,080,264

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,345	$12,398
Accrued liabilities	15,923	13,895
Accrued compensation-related costs	60,567	96,773
Income tax payable	7,171	4,720
Other current liabilities	32,633	38,895
Total current liabilities	126,639	166,681
Non-current liabilities:
Deferred income tax liabilities	62,665	61,131
Other non-current liabilities	32,000	32,174
Bank debt non-current	184,327	132,944
Total non-current liabilities	278,992	226,249
Total liabilities	405,631	392,930
Stockholders' equity:
Common stock	58	58
Additional paid-in capital	662,924	659,825
Treasury stock	(235,723)	(224,366)
Retained earnings	282,999	270,995
Accumulated other comprehensive loss	(17,552)	(19,178)
Total stockholders' equity	692,706	687,334
Total liabilities and stockholders' equity	$1,098,337	$1,080,264

Selected Data (unaudited)
Days sales outstanding, net (DSO)	91	85

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$11,853	$11,096
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation expense	6,845	7,473
Amortization expense	1,856	2,319
Share-based compensation expense	3,377	3,022
Deferred income taxes	968	1,339
Allowance for doubtful accounts receivable	3,130	4
Contingent acquisition liability adjustments, net	-	1,199
Other, net	1,007	651
Changes in assets and liabilities (net of acquisitions):
Accounts receivable, net and contract assets	(23,615)	(4,279)
Prepaid expenses and other assets	(716)	(1,197)
Accounts payable	(2,100)	(81)
Accrued liabilities	2,200	584
Accrued compensation-related costs	(36,458)	(49,256)
Income taxes payable	2,926	4,353
Other liabilities	(6,120)	(188)
Net cash used in operating activities	(34,847)	(22,961)

Cash flows from investing activities:
Purchases of property and equipment	(5,750)	(13,789)
Other, net	-	(116)
Net cash used in investing activities	(5,750)	(13,905)

Cash flows from financing activities:
Issuances of common stock	1,238	1,914
Repurchases of common stock	(11,357)	(4,961)
Repayments to banks	(79,144)	(150,800)
Borrowings from banks	129,677	193,802
Payments of debt issuance costs	-	(1,166)
Other, net	(1,596)	(1,327)
Net cash provided by financing activities	38,818	37,462

Effect of exchange rate changes on cash and cash equivalents	(24)	245
Net (decrease) increase in cash and cash equivalents	(1,803)	841
Cash and cash equivalents at beginning of the period	8,449	8,291
Cash and cash equivalents at end of the period	$6,646	$9,132

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data and percentages)

(Unaudited)

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share (2)	For the quarter ended
	March 31,
	2018	2017
Severance expense	$1,799	$1,786
Income tax benefit (3)	(480)	(656)
Tax-effected impact of severance expense	$1,319	$1,130

Other operating costs - contingent acquisition liability adjustment, net	$-	$1,199
Income tax benefit (3)	-	(481)
Tax-effected impact of other operating costs - contingent acquisition liability adjustment, net	$-	$718

Other operating costs - other costs	$983	$107
Income tax benefit (3)	(268)	(43)
Tax-effected impact of other operating costs - other costs	$715	$64

EBITDA reconciliation:
Net Income	$11,853	$11,096
Interest expense	1,316	1,069
Interest income	(119)	(31)
Other expense (income), net	390	(217)
Income tax expense	4,987	6,660
Depreciation expense	6,845	7,473
Amortization expense	1,856	2,319
EBITDA	$27,128	$28,369
Severance expense	1,799	1,786
Other operating costs - contingent acquisition liability adjustment, net	-	1,199
Other operating costs - other costs	983	107
Adjusted EBITDA	$29,910	$31,461

Net income	$11,853	$11,096
Tax-effected impact of severance expense	1,319	1,130
Tax-effected impact of other operating costs - contingent acquisition liability adjustment, net	-	718
Tax-effected impact of other operating costs - other costs	715	64
Adjusted net income	$13,887	$13,008
Shares used in computing adjusted per diluted share data	46,834	48,969
Adjusted earnings per share	$0.30	$0.27

	For the quarter ended
Free Cash Flow (4)	March 31,
	2018	2017
Net cash used in operating activities	$(34,847)	$(22,961)
Changes in assets and liabilities	63,883	50,064
Allowance for doubtful accounts receivable	(3,130)	(4)
Purchases of property and equipment	(5,750)	(13,789)
Payments of contingent acquisition liabilities	(80)	-
Free Cash Flow	$20,076	$13,310

Leverage Ratio (5)	At March 31,
	2018	2017
Adjusted EBITDA for prior twelve-month period	$124,287	$143,190
Bank debt	$184,327	$178,336
Leverage ratio	1.48	1.25

	For the quarter ended
Organic Growth (6)	March 31,
	2018	2017	Growth
Revenues before reimbursements	$243,879	$236,211	3.2%
Pro forma acquisition adjustment	-	1,420
Currency impact	(1,598)	-
Organic RBR	$242,281	$237,631	2.0%

Footnotes

(1) Per share data may not sum due to rounding.

(2) EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit), as applicable.  Adjusted Net Income and Adjusted Earnings per Share exclude net income and per share net income impact of severance expense and other operating costs (benefit), and the benefit recognized in the fourth quarter 2017 related to the 2017 Tax Cuts and Jobs Act, as applicable. Severance expense and other operating costs are not considered to be non-recurring, infrequent or unusual to our business.  Management believes that these non-GAAP financial measures provide investors with enhanced comparability of Navigant's results of operations across periods.

(3) Effective income tax expense has been determined based on specific tax jurisdiction.

(4) Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment.  However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long-term value creation.

(5) Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period.  Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company's debt obligations.

(6) Organic growth represents revenues before reimbursements adjusted to include the impact of our acquisitions as if we owned them from the beginning of each comparable period and adjusted to exclude the impact of foreign currency exchange rate fluctuations.  Management believes that organic growth reflects the growth of our existing business and is, therefore, useful in analyzing the Company's financial condition and results of operations.